EXHIBIT 10.38
USG CORPORATION
PERFORMANCE SHARES AGREEMENT
     WHEREAS, the “Grantee” is an employee of USG Corporation, a Delaware corporation (the “Company”) or a Subsidiary;
     WHEREAS, the Board of Directors of the Company (the “Board”) has granted to the Grantee, as set forth in the Award Summary on the Smith Barney website on the “Date of Grant”, the number of Performance Shares (as defined in the Plan) pursuant to the Company’s Long-Term Incentive Plan, as amended (the “Plan”), subject to the terms and conditions of the Plan and the terms and conditions hereinafter set forth; and
     WHEREAS, the execution of a Performance Shares Agreement substantially in the form hereof to evidence such grant has been authorized by a resolution of the Board.
     NOW, THEREFORE, the Company and the Grantee agree as follows:
1.	Grant of Performance Share Right. Subject to the terms of the Plan, the Company hereby grants to the Grantee a targeted number of performance shares (the “Target Performance Shares”), payment of which depends on the Company’s performance as set forth in this Agreement and in the Statement of Performance Goals (the “Statement of Performance Goals”) approved by the Board.

2.	Earning of Award.
     (a) Performance Measure. The Grantee’s right to receive all, any portion of, or more than, the Target Performance Shares will be contingent upon the achievement of specified levels of performance of the Company’s total stockholder return (including reinvestment of dividends) relative to the performance of the Dow Jones U.S. Construction and Materials Index (“Total Stockholder Return”), as set forth in the Statement of Performance Goals and will be measured over the period from December 1, 2007 through December 31, 2010 (the “Performance Period”).
     (b) Below Threshold. If, upon the conclusion of the Performance Period, Total Stockholder Return for the Performance Period falls below the threshold level, as set forth in the Performance Matrix contained in the Statement of Performance Goals, no performance shares for the Performance Period shall become earned.
     (c) Threshold. If, upon the conclusion of the Performance Period, Total Stockholder Return for the Performance Period equals the threshold level, as set forth in the Performance Matrix contained in the Statement of Performance Goals, 35% of the Target Performance Shares for the Performance Period shall become earned.

     (d) Between Threshold and Target. If, upon the conclusion of the Performance Period, Total Stockholder Return exceeds the threshold level, but is less than the target level, as set forth in the Performance Matrix contained in the Statement of Performance Goals, the Target Performance Shares shall become earned based on performance during the Performance Period, as determined by mathematical straight-line interpolation between 35% of the Target Performance Shares and 100% of the Target Performance Shares.
     (e) Target. If, upon the conclusion of the Performance Period, Total Stockholder Return for the Performance Period equals the target level, as set forth in the Performance Matrix contained in the Statement of Performance Goals, 100% of the Target Performance Shares for the Performance Period shall become earned.
     (f) Between Target and Intermediate. If, upon the conclusion of the Performance Period, Total Stockholder Return exceeds the target level, but is less than the intermediate level, as set forth in the Performance Matrix contained in the Statement of Performance Goals the Target Performance Shares shall become earned based on performance during the Performance Period, as determined by mathematical straight-line interpolation between 100% of the Target Performance Shares and 150% of the Target Performance Shares.
     (g) Intermediate. If, upon the conclusion of the Performance Period, Total Stockholder Return for the Performance Period equals the intermediate level, as set forth in the Performance Matrix contained in the Statement of Performance Goals, 150% of the Target Performance Shares for the Performance Period shall become earned.
     (h) Between Intermediate and Maximum. If, upon the conclusion of the Performance Period, Total Stockholder Return exceeds the intermediate level, but is less than the maximum level, as set forth in the Performance Matrix contained in the Statement of Performance Goals the Target Performance Shares shall become earned based on performance during the Performance Period, as determined by mathematical straight-line interpolation between 150% of the Target Performance Shares and 200% of the Target Performance Shares.
     (i) Equals or Exceeds Maximum. If, upon the conclusion of the Performance Period, Total Stockholder Return for the Performance Period equals or exceeds the maximum level, as set forth in the Performance Matrix contained in the Statement of Performance Goals, 200% of the Target Performance Shares shall become earned.
     (j) Conditions; Determination of Earned Award. Except as otherwise provided herein, the Grantee’s right to receive any performance shares is contingent upon his or her remaining in the continuous employ of the Company or a Subsidiary through the end of the Performance Period. Following the Performance Period, the Board shall determine whether and to what extent the goals relating to Total Stockholder Return have been satisfied for the Performance Period and shall determine the number of performance shares that shall have become earned hereunder.

3.	Effect of Change in Control. In the event a Change of Control occurs during the Performance Period, but before the payment of any performance shares as set forth in Section 6, below, the Company shall pay to the Grantee, as soon as practicable following the Change of Control but in no event later than two and one-half months following the end of the year in which the Change of Control occurs, a pro rata number of the Target Performance Shares based on the number of full months that have elapsed during the Performance Period prior to the Change of Control, and the remaining performance shares will be forfeited.

4.	Termination Due to Death, Disability, Retirement. If the Grantee’s employment with the Company or a Subsidiary terminates during the Performance Period, but before the payment of any performance shares as set forth in Section 6, below, due to (a) the Grantee’s death or (b) the Grantee becoming permanently and totally disabled while in the employ of the Company or any Subsidiary or (c) the Grantee’s Retirement, the Company shall pay to the Grantee or his or her executor or administrator, as the case may be, at the time described in Section 6 and based on the level of achievement of Total Stockholder Return during the Performance Period, a pro rata number of the Target Performance Shares based on the number of full months during the Performance Period during which the Grantee was employed by the Company, and the remaining performance shares will be forfeited. The Grantee shall be considered to have become permanently and totally disabled if the Grantee has suffered a total disability within the meaning of the Company’s Long Term Disability Plan for Salaried Employees. “Retirement” shall mean the Grantee’s retirement under a retirement plan (including, without limitation, any supplemental retirement plan) of the Company or any Subsidiary, or the Grantee’s retirement from employment with the Company or any Subsidiary after completing at least three years of continuous service with the Company or any Subsidiary and attaining the age of 62.

5.	Forfeiture. If either (i) the Grantee’s employment with the Company or a Subsidiary terminates before the end of the Performance Period, and before the occurrence of a Change of Control, for any reason other than as set forth in Section 4 hereof or (ii) the Board (or a committee of the Board) finds that the Grantee has engaged in any fraud or intentional misconduct as described in Section 20 hereof, the Performance Shares will be forfeited.

6.	Form and Time of Payment of Performance Shares. Payment of any performance shares that become earned as set forth herein will be made in the form of Common Shares. Except as otherwise provided in Section 3, payment will be made as soon as practicable after the end of the Performance Period and the determination by the Board of the level of attainment of Total Stockholder Return, but in no event shall such payment occur later than two and one-half months after the end of the Performance Period. Performance shares will be forfeited if they are not earned at the end of the Performance Period and, except as otherwise provided in this Agreement, if the Grantee ceases to be employed by the Company or a Subsidiary at any time prior to such performance shares becoming earned at the end of the Performance Period. To the extent that the Company or any Subsidiary is required to withhold any federal, state, local or foreign tax in connection with the payment of earned performance shares pursuant to this Agreement, it shall be a condition to the receipt of such performance shares that the Grantee make arrangements satisfactory to the Company or such Subsidiary for payment of such taxes required to be withheld, which may include by having the Company withhold Common Shares otherwise payable pursuant to this award.

7.	Payment of Dividends. No dividends shall be accrued or earned with respect to the performance shares until such performance shares are earned by the Grantee as provided in this Agreement.

8.	Performance Shares Nontransferable. Until payment is made to the Grantee as provided herein, neither the Performance Shares granted hereby nor any interest therein or in the Common Shares related thereto shall be transferable other than by will or the laws of descent and distribution prior to payment.

9.	Adjustments. In the event of any change in the aggregate number of outstanding Common Shares by reason of (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any Change in Control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization or partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, then the Board shall adjust the number of Performance Shares then held by the Grantee in such manner as to prevent dilution or enlargement of the rights of the Grantee that otherwise would result from such event. Moreover, in the event of any such transaction or event, the Board (or a committee of the Board), in its discretion, may provide in substitution for any or all of the Grantee’s rights under this Agreement such alternative consideration as it may determine to be equitable in the circumstances.

10.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

11.	No Right to Future Grants; No Right of Employment; Extraordinary Item: In accepting the grant, Grantee acknowledges that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares or benefits in lieu of Performance Shares, even if Performance Shares have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Performance Shares are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Affiliates and/or Subsidiaries, and which is outside the scope of Grantee’s employment contract, if any; (f) the Performance Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that Grantee is an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is Grantee’s employer; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Performance Shares or diminution in value of the Performance Shares or the Shares and Grantee irrevocably releases the Company, its Affiliates and/or its Subsidiaries from any such claim that may arise; and (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Grantee’s employment, Grantee’s right to receive Performance Shares and vest in Performance Shares under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, Grantee’s right to vest in the Performance Shares after termination of employment, if any, will be measured by the date of termination of Grantee’s active employment and will not be extended by any notice period mandated under local law.

12.	Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or Subsidiary, by reason of (a) the transfer of the Grantee’s employment among the Company and its Subsidiaries or (b) an approved leave of absence.

13.	Employee Data Privacy: Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in the Plan. Grantee’s understands that the Company Group holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative.

Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any Shares acquired. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understand that Grantee may contact Grantee’s local human resources representative.

14.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Performance Shares.

15.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of a Grantee to certain amendments shall not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

16.	Severability. Subject to Section 20, if any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

17.	Successors and Assigns. Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.	The Optionee acknowledges that by clicking on the “Accept” button on the Smith Barney web page titled “Step 3: Confirm the Review/Acceptance of your Award,” the Optionee agrees to be bound by the electronic execution of this Award Agreement.

20.	In accordance with Section 20(d) of the Plan, if the Board (or a committee of the Board) has determined that any fraud or intentional misconduct by the Grantee was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), to the extent permitted by applicable law the Grantee shall: (a) return to the Company all Performance Shares that the Grantee has not disposed of that were paid out pursuant to this Agreement; and (b) with respect to any Performance Shares that the Grantee has disposed of that were paid out pursuant to this Agreement, pay to the Company in cash the value of such Performance Shares on the date such Performance Shares were paid out. The remedy specified herein shall not be exclusive, and shall be in addition to every other right or remedy at law or in equity that may be available to the Company. Notwithstanding any other provision of this Agreement or the Plan to the contrary, if this Section 20 is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement shall be deemed to be unenforceable due to a failure of consideration, and the Grantee’s rights to the Performance Shares that would otherwise be granted under this Agreement shall be forfeited.

Executed in the name and on behalf of the Company at Chicago, Illinois as of the       day of                     , 20     .

USG CORPORATION Name: Brian J. Cook Title: Senior Vice President, Human Resources

     The undersigned Grantee hereby accepts the award of Performance Shares evidenced by this Performance Shares Agreement on the terms and conditions set forth herein and in the Plan.
PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS.

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